Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS RECORD SECOND QUARTER REVENUES,
OPERATING INCOME AND BOOKING LEVELS, OUTPERFORMS SECOND QUARTER GUIDANCE
AND RAISES FULL YEAR 2024 GUIDANCE

MIAMI (June 25, 2024) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced financial results for the second quarter 2024 and provided an updated outlook for the full year and an outlook for third quarter 2024.

•Second quarter net income improved by nearly $500 million compared to 2023 and adjusted net income outperformed March guidance by nearly $170 million (see “Non-GAAP Financial Measures” below).
•Record second quarter operating income of $560 million, nearly five times 2023 levels, on record second quarter revenues of $5.8 billion.
•Raised full year 2024 net yield guidance (in constant currency) to approximately 10.25 percent on continued strong demand and raised full year adjusted net income guidance by approximately $275 million.
•Cumulative booked position for the remainder of 2024 continues to be the best on record in both price (in constant currency) and occupancy.
•While early, cumulative booked position for full year 2025 is even higher than 2024 in both price (in constant currency) and occupancy.
•Total customer deposits reached an all-time high of $8.3 billion, surpassing the previous record by $1.1 billion.

“We have made incredible strides in improving our commercial operations, strategically reallocating our portfolio composition and formulating growth plans, while strengthening even further our global team, the best in the business. Off the back of that effort, we closed yet another quarter delivering records, this time across revenues, operating income, customer deposits and booking levels, exceeding our guidance on every measure,” commented Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein.

“Based on continued strong demand trends, we are taking up our expectations for the year with net yields now forecasted to top ten percent and propelling us towards double-digit returns on invested capital. On our upwardly revised guidance, we will be on average around two-thirds of the way to achieving our three 2026 SEA Change targets after just one year. With two years remaining, it certainly gives us even more conviction in achieving these deliverables,” Weinstein added.

Second Quarter 2024 Results

•Net income was $92 million, or $0.07 diluted EPS, an increase of nearly $500 million compared to 2023. Adjusted net income of $134 million, or $0.11 adjusted EPS, outperformed March guidance by nearly $170 million, driven by higher ticket prices, higher onboard spending and the timing of expenses between quarters (see “Non-GAAP Financial Measures” below).
•Record second quarter operating income of $560 million, nearly five times 2023 levels.
•Record second quarter adjusted EBITDA of $1.2 billion, increasing over 75 percent compared to 2023 and outperforming March guidance by approximately $150 million (see “Non-GAAP Financial Measures” below).
•Record second quarter revenues of $5.8 billion, with record net yields (in constant currency) and record net per diems (in constant currency) both significantly exceeding 2023 levels (see “Non-GAAP Financial Measures” below).
•Gross margin yields increased by nearly 50 percent compared to 2023 and net yields (in constant currency) exceeded 2023 levels by over 12 percent.
◦Net per diems (in constant currency) were up over 6 percent compared to 2023, driven by both higher ticket prices and higher onboard spending.
•Cruise costs per available lower berth day (“ALBD”) increased 4.0 percent compared to 2023. Adjusted cruise costs excluding fuel per ALBD (in constant currency) were in line with prior year and better than March guidance in part due to identified cost savings with most of the favorability driven by the timing of expenses between the quarters (see “Non-GAAP Financial Measures” below).
•Total customer deposits reached an all-time high of $8.3 billion, surpassing the previous record by $1.1 billion ($7.2 billion as of May 31, 2023).

Bookings

“We are very pleased with the continued acceleration of demand for 2025 and beyond, which builds upon the fantastic achievements in 2024 thus far. This positive trajectory is a testament to the successful execution of our demand generation efforts and the delivery of exceptional vacation experiences once onboard,” Weinstein noted.

The company continues to experience strong bookings momentum driven by record booking volumes for 2025 sailings. While still early, the cumulative advanced booked position for full year 2025 is even higher than 2024 in both price (in constant currency) and occupancy.

With less inventory remaining for sale for the remainder of 2024, the company achieved considerably higher prices (in constant currency) on bookings taken during the second quarter compared to the prior year, which is aligned with the company’s yield management strategy. In fact, pricing for both its North America and Australia (“NAA”) and Europe segments is running ahead of the prior year for each of the third and fourth quarters of 2024.

Driven by the company’s efforts to elongate the booking curve and favorable pricing trends, the company’s cumulative booked position for the remainder of 2024 continues to be the best on record, with occupancy still nicely above 2023 levels at considerably higher prices (in constant currency).

2024 Outlook

For the full year 2024, the company expects:

•Net yields (in constant currency) up approximately 10.25 percent compared to 2023, approximately 75 basis points better than March guidance, based on continued strength in demand and with occupancy at historical levels.
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) approximately 0.5 percentage points better than March guidance.
•Adjusted EBITDA of approximately $5.83 billion, up nearly 40 percent compared to 2023, and better than March guidance by approximately $200 million.
•Adjusted net income of approximately $1.55 billion, better than March guidance by approximately $275 million.
•Adjusted return on invested capital (“ROIC”) of approximately 10 percent.

For the third quarter of 2024, the company expects:

•Net yields (in constant currency) up approximately 8.0 percent compared to 2023 levels.
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 4.5 percent compared to the third quarter of 2023.
•Adjusted EBITDA of approximately $2.66 billion, up 20 percent compared to the third quarter of 2023.
•Adjusted net income of approximately $1.58 billion, up 35 percent compared to the third quarter of 2023.

See “Guidance” and “Reconciliation of Forecasted Data” for additional information on the company’s 2024 outlook.

Strategic Portfolio Optimization

As previously announced, the company will sunset the P&O Cruises (Australia) brand and fold the Australia operations into Carnival Cruise Line in March 2025. This realignment will further optimize the composition of the company’s global brand portfolio and will strengthen its performance in the South Pacific through numerous operational efficiencies.

This change is the latest in a series of strategic moves designed to increase guest capacity for Carnival Cruise Line, America’s cruise line and the highest-returning brand in the company’s global portfolio. This will result in the addition of nine ships to Carnival Cruise Line’s fleet since 2019, including the successful shift of three vessels from sister brand Costa Cruises. Through these strategic asset reallocations and the company’s commitment to restarting its moderate newbuild growth for its highest returning brands beginning with Carnival Cruise Line, the company will increase Carnival Cruise Line as a percentage of its portfolio from 29 percent as of 2019 to 37 percent in 2028.

Financing and Capital Activity

“Our second quarter refinancing, repricing and debt prepayment activities are all aligned with our path to investment grade as we continue to manage down debt and interest expense, while reducing the complexity of our capital structure. During the last fifteen months, we prepaid $6.6 billion of debt, which saves a significant amount of interest expense over time while reducing our secured debt by nearly 40 percent,” commented Carnival Corporation & plc’s Chief Financial Officer David Bernstein.

“Looking forward, we expect substantial free cash flow driven by our ongoing operational execution and the lowest newbuild order book in decades to deliver continued improvements in our leverage metrics and balance sheet,” Bernstein added.

The company continues its efforts to proactively manage its debt profile. Since February 29, 2024, the company has:

•Prepaid $1.6 billion of its first-priority senior secured term loans
•Repriced approximately $1.75 billion of its first-priority senior secured term loan facility maturing in 2028 and approximately $1.0 billion of its senior secured term loan facility maturing in 2027
•Completed a $535 million private offering of senior unsecured notes due 2030 from which the proceeds, together with cash on hand, were used to redeem its senior unsecured notes due 2026

These transactions simplified the company’s capital structure and will reduce net interest expense by $55 million in 2024 and $85 million on an annualized basis.

The company ended the quarter with $4.6 billion of liquidity. As of May 31, 2024, the company’s outstanding debt maturities for the remainder of the year, 2025, and 2026 were $1.2 billion, $1.7 billion, and $2.8 billion.

The second quarter generated cash from operations of $2.0 billion and adjusted free cash flow of $1.3 billion. The company drew down on an export credit facility, continuing its strategy to finance its newbuild program at preferential interest rates.

Other Recent Highlights

•Completed the installation of SpaceX’s Starlink across its fleet, transforming the onboard connectivity experience and rivaling on-land connectivity.
•Completed the fleetwide rollout of OneOcean, an environmental compliance and passage planning software, setting a new standard for journey and environmental planning.
•Released its 14th annual sustainability report, “Sustainable from Ship to Shore,” detailing meaningful progress in its six sustainability focus areas and surpassing several sustainability goals well in advance.
•Recognized by Forbes as one of America’s Best Employers for Diversity for 2024.
•Carnival Corporation & plc and its AIDA Cruises brand were honored with three prestigious Environmental, Social and Governance Shipping Awards for 2024.
•Cunard welcomed Queen Anne, the line’s first new ship in 14 years, and celebrated its phenomenal naming ceremony with legendary tenor Andrea Bocelli. In an industry first, a city, Liverpool – Cunard’s birthplace and spiritual home – was named godparent of the ship.
•Cunard achieved record-breaking bookings following the successful launch of Queen Anne, reporting more guests booked in May than any equivalent period on record.
•P&O Cruises (UK) generated significant wide-spread media attention as the headline sponsor of BAFTA (British Academy of Film and Television Arts) Television Awards for a second year in a row as part of its multi-year partnership.
•Celebrated spectacular naming ceremonies for Carnival Cruise Line’s newest ship, Carnival Firenze, named by Jonathan Bennett fresh off his starring on Broadway in the hit show Spamalot, and Princess Cruises’ most luxurious ship, Sun Princess, named by the great Hannah Waddington of Ted Lasso fame.
•Holland America Line debuted “Glacier Day” on its Alaska cruises, reinforcing its commitment to providing guests with awe-inspiring glacier experiences with breathtaking sights, scenic commentary, informational viewing stations and authentic Alaskan cuisine onboard.

Guidance

(See “Reconciliation of Forecasted Data”)

	3Q 2024		Full Year 2024
Year over year change	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net yields	Approx. 8.0%	Approx. 8.0%	Approx. 10.5%	Approx. 10.25%
Adjusted cruise costs excluding fuel per ALBD	Approx. 4.5%	Approx. 4.5%	Approx. 4.75%	Approx. 4.5%

	3Q 2024	Full Year 2024
ALBDs (in millions) (a)	25.2	95.7
Capacity growth compared to prior year	6.2%	4.8%

Fuel consumption in metric tons (in millions)	0.7	3.0
Fuel cost per metric ton consumed (excluding European Union Allowance (“EUA”))	$675	$675
Fuel expense (including EUA expense) (in billions)	$0.52	$2.04

Depreciation and amortization (in billions)	$0.66	$2.58
Interest expense, net of capitalized interest and interest income (in billions)	$0.42	$1.69

Adjusted EBITDA (in billions)	Approx. $2.66	Approx. $5.83
Adjusted net income (loss) (in billions)	Approx. $1.58	Approx. $1.55
Adjusted earnings per share - diluted (b)	Approx. $1.15	Approx. $1.18
Weighted-average shares outstanding - basic	1,267	1,273
Weighted-average shares outstanding - diluted	1,399	1,398

(a)    See “Notes to Statistical Information”

(b)    Diluted adjusted earnings per share includes the add-back of dilutive interest expense related to the company’s convertible notes of $25 million and $94 million for the third quarter of 2024 and full year 2024.

Currencies (USD to 1)	3Q 2024	Full Year 2024
AUD	$0.66	$0.66
CAD	$0.73	$0.73
EUR	$1.07	$1.08
GBP	$1.27	$1.27

Sensitivities (impact to adjusted net income (loss) in millions)	3Q 2024	Remainder of 2024
1% change in net yields	$54	$97
1% change in adjusted cruise costs excluding fuel per ALBD	$26	$53
1% change in currency exchange rates	$10	$15
10% change in fuel price	$50	$98
100 basis point change in variable rate debt (including derivatives)	—	$23

Capital Expenditures

For the remainder of 2024, contracted newbuild capital expenditures are $0.1 billion and non-newbuild capital expenditures are $1.0 billion. These future capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar. In addition, these figures do not include potential stage payments for ship orders that the company may place in the future.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its earnings release. This call can be listened to live, and additional information including the company’s earnings presentation and debt maturities schedule, can be obtained via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest global cruise company, and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises (Australia), P&O Cruises (UK), Princess Cruises, and Seabourn.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruise.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com.au, www.pocruises.com, www.princess.com and www.seabourn.com. For more information on Carnival Corporation’s industry-leading sustainability initiatives, visit www.carnivalsustainability.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Adjusted net income (loss)
•Booking levels	•Adjusted EBITDA
•Occupancy	•Adjusted earnings per share
•Interest, tax and fuel expenses	•Adjusted free cash flow
•Currency exchange rates	•Net per diems
•Goodwill, ship and trademark fair values	•Net yields
•Liquidity and credit ratings	•Adjusted cruise costs per ALBD
•Investment grade leverage metrics	•Adjusted cruise costs excluding fuel per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted return on invested capital
Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. These factors include, but are not limited to, the following:
•Events and conditions around the world, including geopolitical uncertainty, war and other military actions, inflation, higher fuel prices, higher interest rates and other general concerns impacting the ability or desire of people to travel have led, and may in the future lead, to a decline in demand for cruises as well as negative impacts to our operating costs and profitability.
•Pandemics have in the past and may in the future have a significant negative impact on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry have in the past and may, in the future, negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-money laundering, anti-corruption, economic sanctions, trade protection, labor and employment, and tax may be costly and have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could adversely affect our business.
•Inability to meet or achieve our targets, goals, aspirations, initiatives, and our public statements and disclosures regarding them, including those that are related to sustainability matters, may expose us to risks that may adversely impact our business.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.

•We rely on supply chain vendors who are integral to the operations of our businesses. These vendors and service providers may be unable to deliver on their commitments, which could negatively impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•We require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors, including those beyond our control, and we may not be able to generate cash required to service our debt and sustain our operations.
•Our substantial debt could adversely affect our financial health and operating flexibility.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood. Additionally, many of these risks and uncertainties are currently, and in the future may continue to be, amplified by our substantial debt balance incurred during the pause of our guest cruise operations. There may be additional risks that we consider immaterial or which are unknown.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including climate change and environmental-related matters). In addition, historical, current, and forward-looking sustainability- and climate-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2024	2023	2024	2023
Revenues
Passenger ticket	$3,754	$3,141	$7,370	$6,011
Onboard and other	2,027	1,770	3,817	3,332
	5,781	4,911	11,187	9,343
Operating Expenses
Commissions, transportation and other	732	619	1,552	1,274
Onboard and other	628	549	1,178	1,033
Payroll and related	614	601	1,237	1,183
Fuel	525	489	1,030	1,024
Food	360	325	706	636
Other operating	938	875	1,800	1,619
Cruise and tour operating expenses	3,798	3,457	7,502	6,768
Selling and administrative	789	736	1,603	1,448
Depreciation and amortization	634	597	1,247	1,179
	5,221	4,791	10,352	9,394
Operating Income (Loss)	560	120	836	(52)
Nonoperating Income (Expense)
Interest income	25	69	58	124
Interest expense, net of capitalized interest	(450)	(542)	(921)	(1,082)
Debt extinguishment and modification costs	(33)	(31)	(66)	(31)
Other income (expense), net	(7)	(17)	(25)	(47)
	(464)	(522)	(953)	(1,036)
Income (Loss) Before Income Taxes	96	(402)	(118)	(1,087)
Income Tax Benefit (Expense), Net	(5)	(5)	(5)	(13)
Net Income (Loss)	$92	$(407)	$(123)	$(1,100)

Earnings Per Share
Basic	$0.07	$(0.32)	$(0.10)	$(0.87)
Diluted	$0.07	$(0.32)	$(0.10)	$(0.87)
Weighted-Average Shares Outstanding - Basic	1,267	1,263	1,265	1,261
Weighted-Average Shares Outstanding - Diluted	1,271	1,263	1,265	1,261

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	May 31, 2024	November 30, 2023
ASSETS
Current Assets
Cash and cash equivalents	$1,646	$2,415
Trade and other receivables, net	494	556
Inventories	509	528
Prepaid expenses and other	1,118	1,767
Total current assets	3,768	5,266
Property and Equipment, Net	42,105	40,116
Operating Lease Right-of-Use Assets, Net	1,282	1,265
Goodwill	579	579
Other Intangibles	1,167	1,169
Other Assets	702	725
	$49,603	$49,120
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$2,181	$2,089
Current portion of operating lease liabilities	144	149
Accounts payable	1,063	1,168
Accrued liabilities and other	2,114	2,003
Customer deposits	7,883	6,072
Total current liabilities	13,385	11,481
Long-Term Debt	27,154	28,483
Long-Term Operating Lease Liabilities	1,174	1,170
Other Long-Term Liabilities	1,075	1,105

Shareholders’ Equity
Carnival Corporation common stock, $0.01 par value; 1,960 shares authorized; 1,253 shares issued at 2024 and 1,250 shares issued at 2023	13	12
Carnival plc ordinary shares, $1.66 par value; 217 shares issued at 2024 and 2023	361	361
Additional paid-in capital	16,701	16,712
Retained earnings	62	185
Accumulated other comprehensive income (loss)	(1,919)	(1,939)
Treasury stock, 130 shares at 2024 and 2023 of Carnival Corporation and 73 shares at 2024 and 2023 of Carnival plc, at cost	(8,404)	(8,449)
Total shareholders’ equity	6,814	6,882
	$49,603	$49,120

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

OTHER BALANCE SHEET INFORMATION (in millions)	May 31, 2024	November 30, 2023
Liquidity	$4,609	$5,392
Debt (current and long-term)	$29,334	$30,572
Customer deposits (current and long-term)	$8,279	$6,353

	Three Months Ended May 31,		Six Months Ended May 31,
STATISTICAL INFORMATION	2024	2023	2024	2023
Passenger cruise days (“PCDs”) (in millions) (a)	24.3	21.8	47.8	42.0
ALBDs (in millions) (b)	23.5	22.3	46.5	44.3
Occupancy percentage (c)	104%	98%	103%	95%
Passengers carried (in millions)	3.3	3.0	6.3	5.7

Fuel consumption in metric tons (in millions)	0.7	0.7	1.5	1.5
Fuel consumption in metric tons per thousand ALBDs	31.9	32.5	31.8	33.0
Fuel cost per metric ton consumed (excluding EUA)	$684	$677	$685	$704

Currencies (USD to 1)
AUD	$0.66	$0.67	$0.66	$0.68
CAD	$0.73	$0.74	$0.74	$0.74
EUR	$1.08	$1.08	$1.08	$1.08
GBP	$1.26	$1.23	$1.26	$1.23

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended May 31,		Six Months Ended May 31,
(in millions, except per share data)	2024	2023	2024	2023
Net income (loss)	$92	$(407)	$(123)	$(1,100)
(Gains) losses on ship sales and impairments	—	(45)	—	(54)
Debt extinguishment and modification costs	33	31	66	31
Restructuring expenses	10	15	11	15
Other	—	11	—	23
Adjusted net income (loss)	$134	$(395)	$(46)	$(1,085)
Interest expense, net of capitalized interest	450	542	921	1,082
Interest income	(25)	(69)	(58)	(124)
Income tax benefit (expense), net	5	5	5	13
Depreciation and amortization	634	597	1,247	1,179
Adjusted EBITDA	$1,197	$681	$2,068	$1,063

Earnings per share - diluted (a)	$0.07	$(0.32)	$(0.10)	$(0.87)
Adjusted earnings per share - diluted (a)	$0.11	$(0.31)	$(0.04)	$(0.86)

Weighted-average shares outstanding - diluted	1,271	1,263	1,265	1,261

(a) The company’s convertible notes are antidilutive to the three and six months ended May 31, 2024 and therefore are not included in the calculation of diluted earnings per share.

	Three Months Ended May 31,		Six Months Ended May 31,
(in millions)	2024	2023	2024	2023
Cash from (used in) operations	$2,040	$1,136	$3,807	$1,525
Capital expenditures (Purchases of Property and Equipment)	(1,318)	(697)	(3,457)	(1,772)
Proceeds from export credits	579	186	2,314	1,016
Adjusted free cash flow	$1,300	$625	$2,664	$769
(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross margin per diems and net per diems were computed by dividing the gross margin and adjusted gross margin by PCDs. Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(in millions, except per diems and yields data)	2024	2024 Constant Currency	2023	2024	2024 Constant Currency	2023
Total revenues	$5,781		$4,911	$11,187		$9,343
Less: Cruise and tour operating expenses	(3,798)		(3,457)	(7,502)		(6,768)
Depreciation and amortization	(634)		(597)	(1,247)		(1,179)
Gross margin	1,350		856	2,438		1,397
Less: Tour and other revenues	(37)		(35)	(41)		(44)
Add: Payroll and related	614		601	1,237		1,183
Fuel	525		489	1,030		1,024
Food	360		325	706		636
Ship and other impairments	—		—	—		—
Other operating	938		875	1,800		1,619
Depreciation and amortization	634		597	1,247		1,179
Adjusted gross margin	$4,384	$4,386	$3,708	$8,416	$8,399	$6,992

PCDs	24.3	24.3	21.8	47.8	47.8	42.0

Gross margin per diems (per PCD)	$55.45		$39.21	$50.97		$33.26
% increase (decrease)	41%			53%
Net per diems (per PCD)	$180.11	$180.21	$169.77	$175.95	$175.57	$166.50
% increase (decrease)	6.1%	6.1%		5.7%	5.4%

ALBDs	23.5	23.5	22.3	46.5	46.5	44.3

Gross margin yields (per ALBD)	$57.45		$38.43	$52.45		$31.49
% increase (decrease)	49%			67%
Net yields (per ALBD)	$186.60	$186.70	$166.38	$181.04	$180.65	$157.67
% increase (decrease)	12%	12%		15%	15%

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(in millions, except costs per ALBD data)	2024	2024 Constant Currency	2023	2024	2024 Constant Currency	2023
Cruise and tour operating expenses	$3,798		$3,457	$7,502		$6,768
Selling and administrative expenses	789		736	1,603		1,448
Less: Tour and other expenses	(49)		(54)	(69)		(77)
Cruise costs	4,538		4,140	9,036		8,139
Less: Commissions, transportation and other	(732)		(619)	(1,552)		(1,274)
Onboard and other costs	(628)		(549)	(1,178)		(1,033)
Gains (losses) on ship sales and impairments	—		45	—		54
Restructuring expenses	(10)		(15)	(11)		(15)
Other	—		—	—		—
Adjusted cruise costs	3,167	3,169	3,002	6,296	6,284	5,871
Less: Fuel	(525)	(525)	(489)	(1,030)	(1,030)	(1,024)
Adjusted cruise costs excluding fuel	$2,642	$2,644	$2,513	$5,266	$5,254	$4,847

ALBDs	23.5	23.5	22.3	46.5	46.5	44.3

Cruise costs per ALBD	$193.16		$185.74	$194.37		$183.51
% increase (decrease)	4.0%			5.9%
Adjusted cruise costs per ALBD	$134.83	$134.91	$134.69	$135.42	$135.16	$132.37
% increase (decrease)	0.1%	0.2%		2.3%	2.1%
Adjusted cruise costs excluding fuel per ALBD	$112.46	$112.54	$112.76	$113.27	$113.00	$109.29
% increase (decrease)	(0.3)%	(0.2)%		3.6%	3.4%

(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income (loss) and adjusted EBITDA	•Net income (loss)	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Adjusted free cash flow	•Cash from (used in) operations	•Impact on Liquidity Level
•Net per diems	•Gross margin per diems	•Cruise Segments Performance
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Gross cruise costs per ALBD	•Cruise Segments Performance
•Adjusted ROIC	—	•Company Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income (loss) and adjusted earnings per share provide additional information to us and investors about our future earnings performance by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other gains and losses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA provides additional information to us and investors about our core operating profitability by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP.

Adjusted free cash flow provides additional information to us and investors to assess our ability to repay our debt after making the capital investments required to support ongoing business operations and value creation as well as the impact on the company’s liquidity level. Adjusted free cash flow represents net cash provided by operating activities adjusted for capital expenditures (purchases of property and equipment) and proceeds from export credits that are provided for related capital expenditures. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Net per diems and net yields enable us and investors to measure the performance of our cruise segments on a per PCD and per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net per diems and net yields. We believe that adjusted gross margin is a more meaningful measure in determining net per diems and net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. We exclude fuel expense to calculate adjusted cruise costs excluding fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Adjusted ROIC provides additional information to us and investors about our operating performance relative to the capital we have invested in the company. We define adjusted ROIC as the twelve-month adjusted net income (loss) before interest expense and interest income divided by the monthly average of debt plus equity minus construction-in-progress, excess cash, goodwill and intangibles.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net yields, net per diems, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the current periods’ currency exchange rates have remained constant with the prior periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.